UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     November 24, 2004

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 1.01	Entry into a Material Definitive Agreement.

           On November 24, 2004, Bally Total Fitness Holding Corporation (“Bally”) entered into an Employment Agreement with Marc D. Bassewitz (the “Executive”) to provide for the Executive’s employment as Bally’s Senior Vice President and General Counsel (the “Agreement”). The Agreement provides for employment with Bally until December 31, 2007 (the “Termination Date”) unless the agreement is earlier terminated in accordance with its terms. The term of the Agreement will be automatically extended each year for an additional 12 months on the anniversary date of the Termination Date unless either party provides notice of intent not to renew at least 90 days prior to the then-current termination date.

The Agreement sets forth the terms of the Executive’s employment with Bally while he remains in his current position, including the following:

           The Executive will receive an annual base salary of $350,000 and an annual incentive payment of up to 50% of the Executive’s base salary based on performance criteria established by Bally’s Board of Directors. The Executive will also be eligible to participate in Bally’s employee benefit plans, any other equity-based compensation plan offered by Bally, and certain other executive perquisites programs. Upon the Executive’s termination of employment for any reason, the Executive will be prohibited from (i) engaging in any activity that is competitive with or adverse to Bally for a period of 12 months, (ii) soliciting any of Bally’s clients or employees or disparaging Bally for a period of 24 months, and (iii) disclosing any of Bally’s confidential information.

           Upon the Executive’s termination by Bally without cause, the Executive will generally be entitled to receive a lump sum payment equal to (i) the greater of (A) all amounts of base salary that would otherwise be payable for the remainder of the then-current term of employment and that remain unpaid, or (B) 1.5 times the Executive’s then-current annual base salary, plus (ii) if such termination occurs prior to the payment of the Executive’s annual bonus payable with respect to the immediately preceding calendar year, the full amount of the Executive’s annual bonus for such year, plus (iii) 1.5 times the Executive’s target annual bonus for the then-current calendar year, plus (iv) compensation for any unused, earned vacation days. Upon such termination, the Executive would also be entitled to immediate vesting of all awards previously granted to him pursuant to Bally’s long-term incentive plan, subject to the conditions set forth in the plan, and the Executive’s medical benefits would extend for an 18-month period.

           If Bally terminates the Executive’s employment without cause within two years of a change in control of Bally or the Executive terminates his employment with Bally for good reason, the Executive will generally be entitled to receive a lump sum payment equal to (i) 200% of the sum of (A) the Executive’s highest annual base salary rate then in effect, and (B) the Executive’s target annual bonus for the year, plus (ii) if such termination occurs prior to the payment of the Executive’s annual bonus payable with respect to the immediately preceding calendar year, the full amount of the Executive’s annual bonus for such year, plus (iii) compensation for any unused, earned vacation days. Upon such termination, the Executive would also be entitled to the same vesting of awards and extension of medical benefits described in the immediately preceding paragraph.

           If the Executive’s employment with Bally terminates on the expiration date of the Agreement, other than for cause, the Executive will be entitled to receive an immediate lump sum payment equal to (i) one times the Executive’s then-current annual base salary, plus (ii) if such termination occurs prior to the payment of the Executive’s annual bonus payable with respect to the calendar year in which such expiration date occurs, the full amount of the Executive’s annual bonus for such year, plus (iii) one times the Executive’s target annual bonus for such calendar year, plus (iv) compensation for any unused, earned vacation days. Upon such termination, the Executive’s medical benefits would extend for the 18-month period described above.

The Executive would also be entitled to certain benefits upon death or long-term disability.

           If the Executive’s employment is terminated by the Company for cause or if the Executive terminates voluntarily without good reason, the Executive would not be entitled to any of the above-described benefits upon termination.

The Executive is entitled to certain tax adjustment payments in the event he is subject to any excise taxes under Internal Revenue Code Sections 280G or 4999 following a change in control of Bally.

The preceding description of the terms of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 99.1.

           On November 24, 2004, Bally entered into an amendment to the Employment Agreement dated as of January 1, 2003 with Cary A. Gaan, Senior Vice President and General Counsel (the “Amendment”). The Amendment provides that Mr. Gaan will resign his position as Senior Vice President and General Counsel effective as of January 1, 2005, and assume the responsibilities and title of Special Counsel to the President at a reduced salary. The Amendment also provides that Mr. Gaan receive a payment in the amount he would have received had his Employment Agreement been terminated under Section 5(c) thereof.

Item 9.01	Financial Statements and Exhibits

c. Exhibits

99.1	Employment Agreement, dated as of January 1, 2005, between Marc D. Bassewitz and Bally Total Fitness Holding Corporation.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: December 1, 2004	/s/ Harold Morgan

Harold Morgan
Senior Vice President, Chief Administrative Officer